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                                                                   EXHIBIT 10.16

                                                                        8/26/93
                                                               TFM/RHL/HSz/sz/M
                                                                    15.000-0393



                               EMPLOYMENT CONTRACT



                                     BETWEEN



SCM SCHNEIDER MICROSYSTEMS ENTWICKLUNGS - UND VERTRIEBS GMBH
Fraunhoferstr. 11A,
82152 Planegg,
represented by [the shareholder committee, which is represented by] [handwritten:] FRIEDRICH BORNIKOEL pursuant to shareholder resolution dated 8/28/93
                                 (hereinafter referred to as the "Corporation")

                                       and

Mr. Robert Schneider
Berta-von-Suttner-Weg 1
82152 Martinsried

                             (hereinafter referred to as the "General Manager")


NOTE:

Language indicated as being shown by strike out in the typeset document, or manually struck-through, is enclosed in brackets " [ " and " ] " in the electronic format.
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                                    Section 1
                                    ACTIVITY

1. The Corporation has appointed the General Manager to the position of General Manager by shareholder resolution dated 3/29/90. This appointment shall not preclude the appointment of additional General Managers.

2. The General Manager shall conduct the transaction of the Corporation conscientiously with the care of an ordinary prudent businessman and shall perform the obligations assigned to him by statue, by-laws or contract in a responsible manner.

3. The primary activity of the General Manager shall consist of the responsibility for managing and supervising the Corporation, including arranging, coordinating and implementing all measures.

4. In the event of appointment of additional General Managers, the functions of the General Managers shall be defined by the shareholder committee.

         In engaging in his activities, the General Manager shall coordinate with the remaining General Managers.

5. Upon resolution of the shareholder committee, the General Manager shall also undertake other comparable activities.

6.       The General Manager shall be exempt from the restrictions set forth in
         Section 181 BGB [German Civil Code].
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7.       The scope of responsibility of the General Manager pursuant to this contract may be restricted or modified only with his written consent. Without such agreement, the restriction or modifications shall be deemed to constitute termination of the employment contract by the Corporation.


                                    Section 2
                             SHAREHOLDER RESOLUTIONS

1. The General Manager shall be bound by resolutions and instructions of the shareholder committee and/or the general meeting of shareholders.

2. The shareholder committee may define general guidelines with regard to the conduct of transactions.

3. The shareholder committee and/or general meeting of shareholders may issue a binding set of by-laws which set forth the delineation of the activities of the General Managers.

4. The General Managers shall require the consent of the shareholder committee for the following management activities:

         -        annual budget

         - purchase, sale or creation of encumberments on real property or rights equivalent to real property
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         -        call for deposits towards the share premium

         - disposition of industrial property rights and conclusion of patent contracts, license contracts (with the exception of simple product licenses for users), know-how contracts and cooperation contracts

         - conclusion of exclusive distribution contracts and entering into delivery obligations which substantially restrict the Corporation's freedom to act

         - establishment, purchase and sales of business operations, divisions or branch offices

         - formation of Corporations or enterprises, purchase and sale of equity interests in other enterprises

         -        conclusion of business lease and business management contracts

         - sale of corporate assets as a whole or a substantial portion thereof

         - drawing and granting of credits in excess of DM 100,000.00 (in the individual instance or in total)

         - investments which (in the individual instance or in total) are in excess of DM 200,000.00 (including leasing contracts)

         - initiation of development projects with a volume in excess of DM 200,000.00 (in the individual instance or in total)

         - submission of guarantees and suretyships; excluded therefrom shall be the usual guarantee for products of the Corporation
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         -        hiring of employees if their compensation exceeds 1.5 times the respective premium measurement threshold in the pension insurance scheme

         -        internal organizational changes of substantial importance

         -        all other extraordinary management measures

         - management measures which the shareholder committee has made subject to its consent.


                                    Section 3
                                      TERM

1. This employment contract shall begin when it is signed and is concluded for an indefinite term. However, the provisions in Sections 6 through 10 shall not take effect until 1/1/94. Until that point in time, the provisions in this regard set forth in Section 3 of the General Manager's prior General Manager employment contract dated 5/14/90 shall continue to apply.

2. It shall end no later than upon the expiration of the month in which the General Manager reaches the age of 65.
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                                    Section 4
                              TERMINATION/DISMISSAL

1.       Regular termination

         Each party may terminate this contract upon notice of six (6) months effective at the end of any calendar half-year, but no earlier than December 31, 1994.

         In the case of doubt, the corporate law dismissal of the General Manager shall be interpreted as termination of this contract at the next possible point in time.

2.       Extraordinary termination

         The termination of this contract for good cause shall remain unaffected.

         Good cause for the Corporation shall exist in particular if the General Manager violates substantial provisions of this contract or substantial restrictions which are imposed upon him inter se with regard to management.

3.       Release

         In each case of termination, the Corporation may release the General Manager independent of the validity of the termination and subject to his other rights.
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                                    Section 5
                            REPRESENTATIVE AUTHORITY

1. The General Manager shall represent the Corporation judicially and extra-judicially along with the other General Managers in accordance with his appointment and the by-laws.

2. The General Manager shall observe the limitations imposed upon him by this contract, the by-laws, the statute or a resolution by the shareholder committee or general meeting of shareholders.


                                    Section 6
                                  COMPENSATION

1. As compensation for his activity, the General Manager shall receive an annual salary in the amount of DM 180,000.00, payable in 12 monthly installments, each at the end of the month minus the statutory deductions.

2. In addition, the General Manager shall receive an annual bonus, the amount of which shall be calculated from the amount of the result earned for the fiscal year, as shown in appendix 1.
         However, the bonus shall be at least DM 30,000.00.

3. As an advance towards the bonus, the General Manager shall receive additional salary with his June and November salary installments, each in the amount of one twelfth (1/12) of the annual salary set forth in par. 1. Otherwise, the bonus shall be payable 14 days after the general meeting of shareholders which adopts the annual financial statements.

4. The compensation provided pursuant to this provision shall constitute settlement for the entirety of the activity of the General Manager, including activity for subsidiaries, affiliated companies and other companies, if any, as well as activity on Sundays, holidays and the like. To the extent that the General Manager receives direct compensation for holding such positions, such compensation shall be offset against compensation set forth in this contract first--against the bonus--unless expressly stipulated to the contrary.

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                                    Section 7
                                 FRINGE BENEFITS

1. For the duration of this contract, a company vehicle of the higher middle class (approximately DM 2,000.00 per month leasing rate excluding maintenance and insurance) shall be provided for the General Manager; the General Manager may use said vehicle for personal purposes as well. The General Manager shall bear income tax which accrues.

2.       Direct insurance/retirement pension

         For the duration of this contract, the Corporation shall bear the premiums for a direct insurance policy in the respective maximum permissible amount from a tax standpoint. The Corporation shall bear the lump-sum income tax and church tax which accrues. In addition, the Corporation may promise the shareholder a reasonable company retirement pension without thereby creating a legal claim on the part of the General Manager.

3.       Risk insurance

         In order to cover the increased risk resulting from the intensive travel activity, the Corporation shall bear the expense of a risk accident insurance policy payable in the event of the death of the General Manager, with an insurance sum in favor of the General Manager or his family members in the amount of DM 400,000.00 in the event of death and DM 1 million in the event of disability.

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4.       The Corporation shall pay 50% of the premiums of both a private capital life insurance policy with disability protection to be concluded by the General Manager and a voluntary health insurance policy. The taxes allocable to said insurance policies shall be paid by the General Manager.

         The monthly allowance for life insurance shall be 50% of the respective applicable maximum amount which must be paid into the statutory health insurance system each month for employees liable to contribute to the social insurance; however, said allowance shall not exceed DM 900.00.


                                    Section 8
                                    EXPENSES

The Corporation shall be obligated to the General Manager to reimburse necessary and reasonable outlays. In individual cases, the outlays shall be documented in accordance with the tax provisions, unless permissible lump-sum amounts are settled in accordance with the tax provision.


                                    Section 9
                                    VACATION

1. The General Manager shall have a claim to annual vacation of 25 working days.

2. The timing of the vacation shall be coordinated with the other General Managers and the general meeting of shareholders and shall be in observance of the interests of the Corporation.

3. The vacation right shall lapse no later than 3/31 of the following year. No claim for compensation for unused vacation days shall exist.
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                                   Section 10
          CONTINUED PAYMENT OF SALARY IN THE EVENT OF SICKNESS OR DEATH

1. In the event of sickness or other blameless disability, payment of the monthly compensation (Section 6 par. 1) shall continue for the period of six (6) months. The continuation of payments shall begin in the month which follows the occurrence of the work disability. In addition, the Corporation shall enter into a sick day insurance policy or assume the existing insurance policy which provided DM 10,000.00 in coverage per month starting from the expiration of 6 months through 2 years.

2. Any third-party payments, such as payments on the basis of liability claims, sick day insurance, etc., shall be offset against the payments of the Corporation in such a manner that the aggregate of said miscellaneous payments and the payments of the Corporation reach the net compensation which the General Manager would have, had he been able to work.

3. In the event of the death of the General Manager during the term of his General Manager activity, payment of the monthly compensation (Section 6 par. 1) to his survivors (widow or orphans) shall continue for a period of three (3) months. The continued payments shall begin upon the death of the General Manager.


                                   Section 11
                          DUTIES, ANCILLARY ACTIVITIES

1. The General Manager shall provide the entirety of his work energy and the results thereof, as well as all experience and knowledge, solely and exclusively to the Corporation.

2. All activity focused on gain shall require the prior written consent of the shareholder committee. The General Manager shall be obligated to notify the Corporation of outside employment which requires or may require consent.

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3.       The written consent of the shareholder committee shall also be required for taking on a seat on a supervisory board, advisory board, administrative board, trade association body, among others.

4. At the end of the employment relationship (or at the time of the release, in the event of early release), the General Manager shall be obligated by resolution of the shareholder committee to relinquish all seats which he assumed or exercised on the basis of or in connection with his activity with the Corporation.


                                   Section 12
                             COMPETITION PROHIBITION

1. During the term of this contract, the General Manager shall not be permitted to work directly or indirectly, professionally or occasionally, for his own account or the account of a third party, independently or dependently, in the business sector of the Corporation; moreover, the General Manager shall not be permitted to acquire an enterprise which engages in transactions in the business sector of the Corporation or obtain an equity interest in, or otherwise support, such an enterprise.

2. The restriction on competition set forth in the preceding paragraph shall likewise apply to the territory of the Federal Republic of Germany and the United States of America for a period of 1 (one) year from the end of this employment contract. As compensation for compliance with this restriction on competition, the General Managers shall receive compensation in the amount of his basic salary set forth in Section 6 section 1, which shall be payable as indicated therein. Everything which the General Manager earns elsewhere through the exploitation of his work energy or maliciously fails to earn during the relevant time period shall be offset against this.


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         Upon request, the General Manager shall be obligated to provide the
         Corporation with information concerning the amount of his earnings. Prior to the end of the employment relationship, the Corporation may waive the competition prohibition by written declaration, with the effect that the Corporation shall be free from the obligation to pay the compensation.

3. Specifically included in the business sector of the Corporation for purposes of this provision shall be the sector of personal computer memory cards, but not the activity involving Personal Computer Memory Cards Interface Association (PCMCIA).


                                   Section 13
                        BUSINESS AND OPERATIONAL SECRETS

The General Manager shall be obligated to maintain unrestricted and complete secrecy with regard to all business and operational secrets, as well as all other confidential information or data relating to the Corporation or its enterprise. The duty of confidentiality on the part of the General Manager under this Section 13 shall apply after the end of the contractual relationship.

The General Manager is aware of the special provisions concerning the criminal punishability of violation of business and operational secrets under Section 17 of the Act Against Unfair Competition.


                                   Section 14
                              RELEASE OF DOCUMENTS

When this employment relationship ends (or at the time of release, in the event of earlier release,), the General Manager shall be obligated to return to the Corporation--without being requested to do so--all documents, records and other materials which are related to his General Manager activity.

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                                   Section 15
                             INVENTIONS, COPYRIGHTS

1. Rights to inventions or technical improvements which the General Manager made or worked out during his activity on behalf of the Corporation, in connection with his activity on behalf of the Corporation, as a result of his experiences arising from his activity on behalf of the Corporation or on the basis of studies of the Corporation shall be held solely by the Corporation. The General Manager hereby assigns all relevant rights at this time. The Corporation shall not be obligated to make any additional compensation in this regard. The Employee Invention Act shall not be applicable in the absence of employee status on the part of the General Manager.

2. Accordingly, the General Manager hereby assigns to the Corporation exclusive use, at no charge, of any copyrights arising through him for works created in connection with his activity, as a result of his experience arising from his activities on behalf of the Corporation or on the basis of studies by the Corporation.


                                   Section 16
              NO COLLATERAL AGREEMENTS, MODIFICATIONS, WRITTEN FORM

This contract contains all agreements of the parties. Unless they are separately mentioned, no collateral agreements exist. Contractual modifications must be in writing in each instance. The General Manager employment contract dated 5/14/90, as well as the previous bonus provision and pension assurance, shall become invalid effective immediately, except as stated in Section 3 par. 1. The General Manager can no longer assert claims arising therefrom.

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                                   Section 17
                                SEVERANCE CLAUSE

In the event that individual contracts are or should become invalid, this shall not affect the validity of the remaining provisions. In place of the invalid provision, a provision shall be agreed upon which comes as close as possible to the economic intent of the parties. The same shall apply in the event that the contract contains loopholes.


                                   Section 18
                     PLACE OF PERFORMANCE AND PLACE OF VENUE

The place of performance and place of venue for all possible disputes arising from this contract shall be the domicile of the Corporation.



Martinsried, 8/26/93


  s\Friedrich Bornikoel                     s\Robert Schneider
---------------------------------          ------------------------------
(SCM Schneider Microsysteme                  (Robert Schneider)
Entwicklungs- und Vertrieds
GmbH)


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        APPENDIX TO THE GENERAL MANAGER CONTRACT OF MR. ROBERT SCHNEIDER




Mr. Robert Schneider shall receive a bonus in the amount of

                                    DM 60,000

for 1994 if SCM Schneider Microsysteme Entwicklungs- und Vertriebs GmbH has worldwide sales of at least DM 18.0 million in 1994 and achieves a balanced result from ordinary business activity. In any case, however, he shall receive DM 30,000.

For the ensuing years, new agreements shall be concluded through the shareholder committee, for which the consent of the Zweiten Beteiligungsgesellschaft [Second Holding Company] of TVM Techno Venture Management GmbH & Co. KG is necessary.


Munich, August 26, 1993
FB/GR

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                          MANAGEMENT COMPENSATION 1997


GENERAL GUIDE LINES:

- Robert Schneider, Steven Humphreys and Bernd Meier shall have the same fixed income and target bonus in US-Dollars, since SCM Inc.'s internal currency is US-Dollar.

-  The Bonus shall be now and in the future based on:

   -  budget, business model, profit, stock price
   -  internal organization, IPO, investors' relations
   - strategic goals, strategic partnerships which are relevant not only for the result in 1997, but also in future years.

THE PROPOSAL IS:

Fix salary incl. BoD fee:                       US$ 190k
Bonus                                      up to US$ 75k

The bonus shall be based on the following:

I.  PROFIT

US$ 0 to US$ 15k linear in proportion to a net income before tax (but before interest expense)

US$ 10k if the confirmed order backlog (in writing) as of December 31, 1997 which is shipable in Q1 1998 exceeds 70% of the revenues planned in Q1 1998.

II:  INTERNAL ORGANIZATION, IPO, INVESTORS' RELATIONS

US$ 15k if the company has a successful IPO or if the company is ready to go public in Q3 1997 at a price range of US$ 10 -12 per share.
US$ 15k for the strategic investment of Intel, NIF, Itochu and Telenor.


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                    MANAGEMENT COMPENSATION 1997 - CONTINUED


III.  STRATEGIC GOALS

Robert Schneider:

- US$ 5,000 if the Intel partnership develops fine and US$ 5,000 if this relationship leads to business of US$ 0.5 million in 1997 or up to US$ 3.0 million in 1998.

- US$ 5,000 for a clear strategy to secure SCM's access to chip technology and to integrate SCM's technology in chips, i.e. UART (similar to Oak Technology's strategy)
   Time frame: July/August
   Board approval: September

- US$ 5,000 for a strategic paper on SCM's strategy in the security business SCM's options (cooperations, acquisitions)
   Time frame: July/August
   BoD Approval: September

Steven Humphreys and Bernd Meier
- US$ 3,000 for each strategic new major customer for Smart Card readers in America, the target is three customers

Steven Humphreys:
- US$ 10,000 if 30% of revenues in the USA in 1997 is not related to the US government

Bernd Meier:
- US$ 3,000 for each new major customer for Smart Card readers (DVB CAM, DVB SWAPBOX, InterNet COMMERCE, InterNet access) in Europe and Asia.

Robert Schneider, Steven Humphreys and Bernd Meier:
- US$ 3,000 for each major contract worth US$ 1.0 million for chips plus firmware with SCM' technology inside i.e. UART